Exhibit 5.1

Rupa Briggs

+1 212 479 6525

rbriggs@cooley.com

August 19, 2022

Rigetti Computing, Inc.

775 Heinz Avenue

Berkeley, CA, 94710

Re:    Rigetti Computing, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Rigetti Computing, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of the resale of up to 500,000 shares (the “Stockholder Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of the Company by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”). The Stockholder Shares were issued pursuant to the warrant described in the Registration Statement (the “Warrant”), which was issued pursuant to the Warrant Subscription Agreement, dated as of October 6, 2021, by and between Rigetti Holdings, Inc. and the Selling Stockholder (the “Subscription Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrant, (d) the Subscription Agreement, and (e) originals or copies certified to our satisfaction of such opinions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Rigetti Computing, Inc.

August 19, 2022

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY LLP

By:	/s/ Rupa Briggs
Rupa Briggs

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: (212) 479 6000 f: (212) 479 6000 cooley.com